Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 1, 2014 with respect to the Potomac Holding LLC balance sheet dated September 29, 2014, included in the Registration Statement (Form S-4) and related Prospectus of NetScout Systems, Inc.

/s/ Ernst & Young LLP

McLean, Virginia

December 1, 2014